Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Synthesis Energy Systems, Inc. and subsidiaries’ (a development stage enterprise) of our report dated September 24, 2013, relating to the consolidated financial statements as of June 30, 2013, and for the year then ended.

/s/ UHY LLP

Houston, Texas

June 9, 2014